Vystar® Corporation Adds Centrotrade Minerals and Metals’ President D. Thomas Marsh to Its Board of Directors

ATLANTA, October 3, 2012 – Vystar® Corporation (OTCBB: VYST) (“Vystar” or the “Company”), the exclusive creator of Vytex® Natural Rubber Latex (NRL), a multi-patented, all-natural raw material that contains significantly reduced levels of non-rubber particles and proteins found in natural rubber latex, announced today that D. Thomas “Tom” Marsh has joined the Company’s Board of Directors effective October 1, 2012.

Tom Marsh brings key technical knowledge and industry experience to Vystar’s Board. Since 1999 to the present, he has been the President of Centrotrade Minerals and Metals, Inc. (dba: Centrotrade Rubber USA), the technical advisory U.S. based subsidiary of Centrotrade, a leading global distributor of rubber, latex and chemicals. He currently directs the company’s daily operations and provides technical, regulatory and standards organization oversight to its sister organizations in Europe and Asia. Centrotrade has been an exclusive worldwide distributor of Vytex® NRL since early 2009. Tom is also actively involved with ASTM International, a recognized leader in the development of international consensus standards for testing and materials, where he has been member since 1990 and a member of their Board of Directors since 2011. Other notable memberships include the American Chemical Society, the American Management Association, the Ohio Rubber Group and the Rubber Trade Association of North America. He holds a general sciences degree from the Ohio State University and a bachelor's degree in business management from Liberty University, Lynchburg, Va.

“On behalf of Vystar, I would like to formally welcome Tom to our board,” commented William Doyle, President and CEO of Vystar Corporation. “Knowing Tom since 2005 and working together since 2009, we have found him to possess a keen understanding of the dynamic global NRL market and of the expanding potential of our growing Vytex® NRL line of product offerings including pre-vulcanised, pre-compounded and ultra-low ammonia. We are pleased to have him and are confident he will be instrumental in helping us to better navigate the market and further expand Vytex® NRL’s presence worldwide. Centrotrade’s recent acquisition of a major distributor in SE Asia will help further progress our Vytex® NRL expansion efforts in that particular region.”

Tom Marsh stated, “Having worked closely with Vystar’s management team over the past several years in both my capacity at Centrotrade and with ASTM, I have seen and continue to see great potential in their Vytex® NRL product. I am excited to join their Board and look forward to being able to provide the company with additional insight into the global latex market as well as assistance in navigating the logistical and marketing challenges associated with a premium raw material produced in a limited geographic area.”

Other members of Vystar’s Board of Directors include J. Douglas Craft, Founder and Chief Executive Officer of Atlanta-based Medicraft Inc., one of the largest independent distributors for Medtronic since 1984. Over the past ten years, Doug has been actively engaged in expanding the base of businesses to include Intraoperative Neuro-Monitoring, Orthopedics, Biologics, Interventional Pain therapies and Government contracting; JC Allegra, MD, is the Co-Founder of NMCR, an educational organization dedicated to assisting cancer physicians in their utilization of new cancer therapies. Dr Allegra is also the Founder of Lincoln Lee Investments, a family office which supervises the investments of the Allegra Family. Dr Allegra is a NIH/NCI trained medical oncologist who established the new Cancer Medicine Division at the University of Louisville in 1980 and served the University from 1982-1989 as Professor and Chairmen of its Department of Medicine; Mitsy Mangum, Vice President of Investments at Mid-South Capital Inc., helped spearhead the SleepHealth acquisition and has over 25 years of institutional and retail investment experience. She also serves as VP of finance for the Charleston School of Business Club in Atlanta, Georgia; Dean Waters, a seventeen year financial services veteran, is the Founder and Managing Director of FiveFold Capital, an investment banking firm focused on early stage companies and is a former senior executive of Commerce Street Capital, Global Capital Finance, GMAC Commercial Finance, and Bank of America; and William Doyle, President and CEO of Vystar Corporation.

About Vystar Corporation

Based in Duluth, GA, Vystar® Corporation (OTC Bulletin Board: VYST) is the exclusive creator of Vytex Natural Rubber Latex (Vytex NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of the proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses and pillows. Vystar's SleepHealth acquisition provides an entry into the health and wellness market. For more information, visit www.vytex.com.

About Centrotrade

CENTROTRADE MINERALS & METALS, Inc. dba Centrotrade Rubber USA, Inc. is a global distributor of latex and rubber products. Centrotrade Rubber USA handles Rubber, Latex, REVERTEX®, and Chemicals throughout North America. With headquarters in Chesapeake, Va. and representation in Akron, Ohio and Greenville, S.C., the company counts on many years of polymer expertise. Based in Eschborn, Germany, CENTROTRADE DEUTSCHLAND GmbH controls Centrotrade's entire rubber and latex operation. For more information, visit http://www.centrotrade.net/

Forward-looking Statements: Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of VYST officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VYST actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and VYST has no specific intention to update these statements.

Investor Contact:

Howard Gostfrand, President

American Capital Ventures

305-918-7000

info@amcapventures.com

Vystar Corporation

Joanne Kearney, Vice President of Marketing

770-965-0383 x 21